Exhibit 99.1

authID Reports Financial and Operating Results for the Third Quarter Ended September 30, 2024

DENVER, Nov. 07, 2024 (GLOBE NEWSWIRE) -- authID® (Nasdaq: AUID) (“authID”), a leading provider of secure identity verification and authentication solutions, today reported financial and operating results for the third quarter and nine months ended September 30, 2024.

Third Quarter 2024 vs. Third Quarter 2023 Financial Summary

●	Total revenue for the quarter increased to $0.25 million, compared to $0.04 million a year ago.

●	Operating expenses were $3.8 million, flat compared to a year ago.

●	Loss from continuing operations was $3.4 million, or $0.31 per share, compared to a loss of $3.7 million, or $0.47 per share a year ago.

●	Remaining Performance Obligation (“RPO”) was $3.8 million, compared to $1.9 million a year ago.

“During the third quarter, we continued to demonstrate our product and market fit by expanding into new verticals and achieving revenue of $0.25 million, a significant year-over-year improvement,” said Rhon Daguro, Chief Executive Officer. “We secured significant new customer contracts, including a multi-year agreement with a global digital engagement organization and a partnership in the telecommunications sector. As we move into the fourth quarter, we have already seen strong momentum through our signing of a $10 million multi-year contract. Looking ahead, we remain confident in our ability to deliver on our objectives and drive long-term shareholder value.”

Recent Business and Operational Highlights

●	On November 4, 2024, the Company announced a $10 million, multi-year agreement with a next-generation AI company, specializing in custom solutions for global multi-national companies, to enable biometric authentication for a range of industries in India.

●	authID signed a $1 million plus, multi-year agreement with a global, digital engagement technology organization which will leverage our biometric identity solutions to enhance digital experiences for multinational retailers and also serve as an OEM reseller for authID in the Asia-Pacific market.

●	On October 23, 2024, the Company announced the launch of its Biometric Identity Services with Imperial Technologies, a broadband and wireless high-speed internet provider across all 50 states, which expands its market presence into the telecommunications vertical. This multi-year agreement will provide authID’s biometric identity and document verification services to streamline and secure new customer onboarding.

●	In the third quarter, the Company took four new customers into Production Go-Live* for the second consecutive quarter. In particular, two deals signed in the third quarter went into Production Go-Live in the same quarter, representing a significant improvement over average implementation times, which can take three to six months.

●	On September 24, 2024, the Company announced the appointment of industry veteran Erick Soto as Chief Product Officer. Soto, a seasoned leader with over 15 years in identity verification and FinTech, will enhance the Company’s biometric onboarding and authentication solutions, leveraging his experience from roles at BBVA, Oxygen Health and Socure to drive innovation in the Company’s product offerings.

*	Production Go-Live means revenue generating use of our services.

Financial Results for the Third Quarter Ended September 30, 2024

Total revenue for the three months ended September 30, 2024, was $0.25 million compared to $0.04 million for the comparable period in 2023. For the nine months ended September 30, 2024, total revenue was $0.69 million compared to $0.12 million in the comparable period of 2023.

Operating expenses for the three months ended September 30, 2024, were $3.8 million, flat compared to a year ago. For the nine-month period in 2024, operating expenses were $10.7 million compared with $7.6 million for the comparable period in 2023. The 2024 increase is primarily due to a one-time, non-cash expense reversal in Q1 2024 of $3.4 million of certain stock-based compensation related to employee terminations, which was not repeated in 2024.

Loss from continuing operations for the three months ended September 30, 2024 was $3.4 million, of which non-cash charges were $0.6 million, compared with a loss of $3.7 million, of which non-cash charges were $1.6 million for the comparable period in 2023. For the nine-month period in 2024, the loss was $9.7 million, including $2.2 million in non-cash and one-time severance charges. This compares to a loss of $16.4 million for the comparable period in 2023, which included $10.4 million in non-cash and one-time severance charges, with approximately $7.5 million related to the exchange of convertible notes for common stock.

Loss per share from continuing operations for the three months ended September 30, 2024 improved to $0.31 compared with a loss per share of $0.47 for the comparable period in 2023. For the nine months ended September 30, 2024, loss per share improved to $0.97, compared with a loss per share of $3.05 for the comparable period in 2023.

Remaining Performance Obligation (“RPO”) as of September 30, 2024, was $3.8 million, of which $0.3 million is held as deferred revenue and $3.5 million is related to other non-cancellable contracted amounts, compared to RPO of $1.9 million as of September 30, 2023. The Company expects approximately 27% of the RPO to be recognized as revenue over the next twelve months ending September 30, 2025, based on contractual commitments and expected usage patterns.

Adjusted EBITDA loss was $2.9 million for the quarter ended September 30, 2024, compared with $2.1 million for the comparable period in 2023. For the nine months ended September 30, 2024, Adjusted EBITDA loss was $7.8 million compared with $6.0 million for the comparable period in 2023. The increase in Adjusted EBITDA loss is primarily due to the re-investment in employees and contractors following the Q1 2023 restructuring. Please refer to Table 1 for reconciliation of net loss to Adjusted EBITDA (a non-GAAP measure).

The gross amount of Booked Annual Recurring Revenue or bARR, as defined below, signed in the third quarter of 2024 was $1.15 million, up from $1.02 million of gross bARR a year ago. The net amount of bARR was $0.0 million compared to $1.0 million of net bARR signed in the comparable period in 2023. The Q3 bARR is comprised of $0.61 million in Committed Annual Recurring Revenue (cARR) and $0.54 million in estimated Usage Above Commitments (UAC). The gross amount of bARR signed in the third quarter of 2024 increased $0.5 million over the bARR signed in the second quarter of 2024. The net amount of bARR reflects the deduction of the bARR of contracts previously included in reported bARR, due to certain customers experiencing delays in Production Go-Live timing and volume ramping.

Revised Revenue Guidance for 2024

Based on the Company’s year-to-date results and expectations for the remainder of 2024, the Company is revising its 2024 outlook. While the Company experienced customer ramp and usage growth in the third quarter 2024, due to certain customers experiencing delays in Production Go-Live timing and volume ramping, the Company now expects revenue for the full fiscal year ending December 31, 2024, to be in the range of $0.8 million to $0.9 million.

Conference Call

A conference call and webcast will be held today at 5.00 p.m. EST, hosted by authID Chief Executive Officer Rhon Daguro and Chief Financial Officer Ed Sellitto to discuss the financial results and provide a corporate update. To participate on the live conference call, please dial: (646) 968-2525 in the U.S. or +1 (888) 596-4144 internationally and reference the conference ID 8624132. To avoid delays, participants are encouraged to dial into the conference call 15-minutes ahead of the scheduled start time. A live webcast of the call will be available on the “Events & Presentations” page of the Company’s website at investors.authid.ai. Only participants on the live conference call will be able to ask questions.

A replay of the event and a copy of the presentation will also be available for 90 days at authID’s Investor Relations Events.

About authID Inc.

authID (Nasdaq: AUID) ensures enterprises “Know Who’s Behind the Device™” for every customer or employee login and transaction through its easy-to-integrate, patented, biometric identity platform. authID quickly and accurately verifies a user’s identity and eliminates any assumption of ‘who’ is behind a device to prevent cybercriminals from compromising account openings or taking over accounts. Combining secure digital onboarding, and biometric authentication and account recovery, with a fast, accurate, user-friendly experience, authID delivers biometric identity processing in 700ms. Binding a biometric root of trust for each user to their account, authID stops fraud at onboarding, detects and stops deepfakes, eliminates password risks and costs, and provides the fastest, frictionless, and the more accurate user identity experience demanded by today’s digital ecosystem. Discover more at www.authID.ai.

Investor Relations Contacts

Gateway Group, Inc.
Cody Slach and Alex Thompson
1-949-574-3860
AUID@gateway-grp.com
Investor-relations@authid.ai

Media Contacts

Walter Fowler
1-631-334-3864
wfowler@nexttechcomms.com

Forward-Looking Statements

This Press Release includes “forward-looking statements.” All statements other than statements of historical facts included herein, including, without limitation, those regarding the future results of operations, the revenue guidance for 2024, booked Annual Recurring Revenue (bARR) (and its components cARR and UAC), Annual Recurring Revenue (ARR), cash flow, cash position and financial position, business strategy, plans and objectives of management for future operations of both authID Inc. and its business partners, are forward-looking statements. Such forward-looking statements are based on a number of assumptions regarding authID’s present and future business strategies, and the environment in which authID expects to operate in the future, which assumptions may or may not be fulfilled in practice. Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the Company’s ability to attract and retain customers; successful implementation of the services to be provided under new customer contracts and their adoption by customers’ users; the Company’s ability to compete effectively; changes in laws, regulations and practices; changes in domestic and international economic and political conditions, the as yet uncertain impact of the wars in Ukraine and the Middle East, inflationary pressures, changes in interest rates, and others. See the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2023 filed at www.sec.gov and other documents filed with the SEC for other risk factors which investors should consider. These forward-looking statements speak only as to the date of this release and cannot be relied upon as a guide to future performance. authID expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any changes in its expectations with regard thereto or any change in events, conditions, or circumstances on which any statement is based.

Non-GAAP Financial Information

The Company provides certain non-GAAP financial measures in this statement. These non-GAAP key business indicators, which include Adjusted EBITDA, bARR and ARR should not be considered replacements for and should be read in conjunction with the GAAP financial measures.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors, and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management.

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net loss adjusted to exclude: (1) interest expense and debt discount and debt issuance costs amortization expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense (stock options) and (6) loss on debt extinguishment, and conversion expense on exchange of Convertible Notes and certain other items management believes affect the comparability of operating results. Please see Table 1 below for a reconciliation of Adjusted EBITDA – continuing operations to net loss – continuing operations, the most directly comparable financial measure calculated and presented in accordance with GAAP.

TABLE 1

Reconciliation of Loss from Continuing Operations to Adjusted EBITDA Continuing Operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Loss from continuing operations	$(3,364,801)	$(3,715,703)	$(9,683,619)	$(16,397,649)

Addback:

Interest expense, net	12,712	13,138	36,219	1,095,320
Other income	(161,308)	(29,511)	(344,185)	(30,671)
Loss on debt extinguishment	-	-	-	380,741
Conversion expense	-	-	-	7,476,000
Severance cost	-	49,390	14,251	878,348
Depreciation and amortization	43,798	60,416	131,210	212,450
Non-cash recruiting fees	-	-	-	438,000
Taxes	-	-	-	3,255
Stock compensation	595,536	1,519,952	2,044,210	(22,949)
Adjusted EBITDA continuing operations (Non-GAAP)	$(2,874,063)	(2,102,318)	(7,801,914)	(5,967,155)

Management believes that bARR and ARR, when viewed with our results under GAAP, provide useful information about the direction of future growth trends of the Company’s revenues. We also rely on bARR as one of a number of primary measures to review and assess the sales performance of our Company and our management team in connection with our executive compensation. The Company defines Booked Annual Recurring Revenue or bARR, as the amount of annual recurring revenue represented by the estimated amounts of annual recurring revenue we believe will be earned under such contracted orders, looking out eighteen months from the date of signing of each customer contract. This estimate is comprised of two components (1) Committed Annual Recurring Revenue (cARR), which represents the minimum amounts that customers are contractually committed to pay each year over the life of the contract and (2) Usage Above Commitments (UAC), which represents our estimate of the rate of annual recurring revenue arising from actual usage of our services above the contractual minimums, that we believe the Customer will achieve after 18 months. The net amount of bARR reflects the deduction of the bARR of contracts previously included in reported bARR, which were subject to attrition, or other downward adjustments during the quarter. The gross amount of bARR signed in the third quarter of 2024 was $1.15 million and net amount of bARR was $0.0 million compared to $1.02 million of gross bARR and $1.0 million of net bARR signed in the third quarter of 2023. The Q3 bARR is comprised of $0.61 million in Committed Annual Recurring Revenue (cARR) and $0.54 million in estimated Usage Above Commitments (UAC).

The company defines Annual Recurring Revenue or ARR, as the amount of recurring revenue recognized during the last three months of the relevant period as determined in accordance with GAAP, multiplied by four. The amount of ARR as of September 30, 2024 increased to $1.0 million, as compared to $0.2 million of ARR as of September 30, 2023.

bARR may be distinguished from ARR, as bARR does not take specifically into account the time to implement any contract for authID’s services, nor for any ramp in adoption, or seasonality of usage of our biometric products but is based on the assumption that 18 months after signing these matters will have been generally resolved. Furthermore, bARR is based on estimates of future revenues under particular contracts, whereas ARR, whilst also forward looking, is based on historical revenues recognized in accordance with GAAP during the relevant period. bARR and ARR have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

●	bARR & ARR should not be considered as predictors of future revenues but only as indicators of the direction in which revenues may be trending. Actual revenue results in the future as determined in accordance with GAAP may be significantly different to the amounts indicated as bARR or ARR at any time.

●	bARR and ARR are to be considered “forward looking statements” and subject to the same risks, as other such statements (see note on “Forward Looking Statements” above).

●	bARR & ARR only include revenues from sale of our biometric products and not other revenues.

●	bARR & ARR do not include amounts we consider as non-recurring revenues (for example one-off implementation fees).

authID INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenues, net	248,920	43,389	686,736	118,387

Operating Expenses:
General and administrative	2,102,549	3,013,554	6,334,070	5,853,218
Research and development	1,615,970	701,495	4,213,041	1,525,723
Depreciation and amortization	43,798	60,416	131,210	212,450
Total operating expenses	3,762,317	3,775,465	10,678,321	7,591,391

Loss from continuing operations	(3,513,397)	(3,732,076)	(9,991,585)	(7,473,004)

Other Income (Expense):
Interest expense	(12,712)	(13,138)	(36,219)	(1,095,320)
Interest income	161,308	29,511	344,185	30,671
Loss on debt extinguishment	-	-	-	(380,741)
Conversion expense	-	-	-	(7,476,000)
Other income (expense), net	148,596	16,373	307,966	(8,921,390)

Loss from continuing operations before income taxes	(3,364,801)	(3,715,703)	(9,683,619)	(16,394,394)
Income tax expense	-	-	-	(3,255)
Loss from continuing operations	(3,364,801)	(3,715,703)	(9,683,619)	(16,397,649)

Gain (loss) from discontinued operations	-	(1,915)	-	1,524
Gain on sale of discontinued operations	-	-	-	216,069
Total gain (loss) from discontinued operations	-	(1,915)	-	217,593
Net loss	$(3,364,801)	$(3,717,618)	$(9,683,619)	$(16,180,056)

Earnings (Loss) Per Share - Basic and Diluted
Continuing operations	$(0.31)	$(0.47)	$(0.97)	$(3.05)
Discontinued operations	-	$(0.00)	-	$0.04
Weighted Average Shares Outstanding - Basic and Diluted:	10,920,872	7,874,962	9,961,110	5,376,821

authID INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current Assets:
Cash	$11,718,392	$10,177,099
Accounts receivable, net	223,606	91,277
Deferred contract costs	102,167	157,300
Other current assets, net	686,382	476,004
Contract assets	342,544	-
Total current assets	13,073,091	10,901,680

Intangible assets, net	213,373	327,001
Goodwill	4,183,232	4,183,232
Total assets	$17,469,696	$15,411,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$984,397	$1,408,965
Deferred revenue	329,343	131,628
Commission liability	-	124,150
Accrued severance liability	325,000	-
Convertible debt, net	236,769	-
Total current liabilities	1,875,509	1,664,743
Non-current Liabilities:
Convertible debt, net	-	224,424
Accrued severance liability	-	325,000
Total liabilities	$1,875,509	$2,214,167

Commitments and Contingencies (Note 7)

Stockholders’ Equity:
Common stock, $0.0001 par value, 150,000,000 and 250,000,000 shares authorized; 10,920,909 and 9,450,220 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	1,092	945
Additional paid-in capital	184,800,174	172,714,712
Accumulated deficit	(169,214,154)	(159,530,535)
Accumulated comprehensive income	7,075	12,624
Total stockholders’ equity	15,594,187	13,197,746
Total liabilities and stockholders’ equity	$17,469,696	$15,411,913